WestMountain Gold Terra Project 2016 Operations Plan

Terra Project Operation Plans for 2016 are to continue to work on the surface bulk sample mining and milling of gold bearing ore at the Ben Vein.

It is estimated that prior to going underground to obtain ore, WMTN can extract another 1800-2500 tons from the surface at the Ben Vein. Work done in 2015 opened additional exposures of Ben Vein to the south that can be mined in 2016.

Prior to outlining 2016 Operations Plans and Cost, below is the summary of the 2015 Terra Project Operations.

2015 Terra Project Performances

135                         Terra Camp Days Open

124                         Mill Operating Days

59                           Mill Down Days to repair and or maintenance after startup-47.7% Down Time

65                           Net Mill Operating Days

70                           Haul Days with Ore hauled off mountain from mine to mill

680                        Truck loads hauled mine to mill

9.71                       Average loads per day or Avg 24.28 tons per day-Best Haul day was 60 tons in 1 day

1675 tons            Ore Mined and Hauled to Mill

927 tons              Ore processed at the Mill

14.2615               Average Tons per Net Mill Operating Day

1039                     Tons of Ore Stock Piled at the Mill Site

2461.786             Gold Dore Produced

1406.14               Gold Bullion Produced

472.598               Silver Bullion Produced

2.6541                  Oz Gold Dore/Ton

1.5429                  Oz Gold Bullion/Ton

58.134%               Average Gold Percentage of Dore Shipped

A summary of Terra Project operation requirements for a successful 2016 season are presented below. Each area outlined discusses the needs and some past history of the operations.

Equipment

In 2015 WMTN spent a lot of time and money on equipment repair and maintenance both at the mill and the mining site on the excavating, hauling and earth moving equipment. Mining is hard on equipment and WMTN is using all older used equipment at the project; subsequently WMTN has no equipment debt, but equipment repair cost are significant, many of which are tracks and other parts that wear out or break from hard daily use. In 2016 repair and maintenance of the equipment will be completed prior to operations and as needed during operations.

Equipment Parts and Repair Needed for 2016

$5000                    Excavator Bucket

$30,000                 New tracks for track dump trucks.

$10,000                 Dozers and Excavators Maintenance and service

$45,000                 Total

Mill

In 2016 the repair and upgrade to the mill is paramount to the success of the project and cash flow for WMTN. Terra Camp needs to open in early to mid-May with a small crew to focus on the mill equipment which needs to be repaired, added to and or replaced. An outline of cost is below. The Mill had many breakdowns in 2015 which directly affected production results for the Terra Project. There was 47.7% down time of the mill due to equipment break down, failure, and repair and maintenance. There were a cumulative 59 down days at the mill.  The lost gold production and wages paid due to the mill down time cost the company over $1.5 million in lost revenue and operating costs.. While all mills require routine maintenance, the amount of down time due to mill equipment failure and break down was excessive and must be reduced to no more than 10% to 15% in 2016.

The Ball Mill Line equipment purchased from Lyntek in 2011 was old and worn, except for the conveyors and Knelson concentrator which were new equipment. Lyntek repainted all the equipment and represented that it had been refurbished and charged WMTN for such in their invoices. From 2011-2013 the mill and mine site was under construction. The condition of the worn out equipment was not evident until late 2013 and 2014 when mill construction was complete, fully functioning and operating daily. After operations began, it was evident that many bearings, bushings, plates, liners and other components were worn out in the various mill circuit components. WMTN repaired the equipment as parts failed, but other issues are more costly to keep repairing than the cost to replace the equipment. The jaw crusher was taken apart and repaired along with the roll crusher and ball mill numerous times to keep things operating and many times the repairs were very costly with  breakdown generally occurred during operation under a time crunch. WMTN plans to make repairs and replace equipment prior to commencing mill operations this year and believes it would be cost effective for future production to buy new equipment versus repairing the 60 to 90 year old equipment currently at Terra.

After repair and upgrade to the Ball Mill equipment, WMTN needs to transition from operating one shift per day to operating 2 shifts per day or 20 hrs per day with 4 hrs shut down for maintenance. Based on the 2015 production numbers, this should increase and double ore production with an anticipated average of 20 tons per day with the ball mill line running 20hrs per day.

The Stutenroth Mill Line (S Mill) was constructed and commissioned in September 2015. The S Mill line was first tested and operated on September 12, 2015. This line still needs additional work to fine tune the circuit, but once running should be able to process 2-3 tons per hour based on initial testing of the equipment in this line. The equipment is sold by the manufacturer to process 5 tons per hours, but WMTN was not able to obtain that through put at Terra in the S Mill grind circuit. In 2015 there were 134 tons processed in the S Mill during 18 days of operations and commissioning. The best shift on September 27 processed 21.5 tons in 10 hrs through the S Mill. This mill line needs further fine tuning and work prior to start up in 2016 to get optimized performance and steady production from this circuit. For projection purposes, running the S Mill for one shift per day in 2016 should process 20 tons of ore per day.

In late September and early October of 2015 winterization measures at the mill were started and will be continued in 2016 to increase the seasonal operations and prevent freeze up of water lines, conveyors and hoppers and other mill equipment and infrastructure.

Mill Upgrade Cost

Ball Mill

$7500                    Jaw Crusher

$7200                    Roll Crusher/Hammer Mill

$4000                    New Risers and Glue for Ball Mill

$1500                    Finish Vibratory Screen Construction

$20,200                 Total

S Mill

$6500                    Secondary Crusher

$7500                    New Conveyors

$14,000                 Total

$15,000                 Mill Equipment Transportation

Mining and Hauling

In 2016 WMTN projects it can mine and haul for 80-90 days. This is an increase from 2014 where there were 33 mine and haul days and 2015 where there were 70 mine and haul days. This can be accomplished with the new road infrastructure constructed in 2015 which provided access to the upper and lower portions of the Ben Vein with mine and haul start up projected for the third week of June. Based on this projections using the 2015 average tons hauled per day should result in an estimated 2250-2500 tons mined and hauled in 2016.

Production

In 2016 WMTN plans to start mill operations June 1 and operate for 122 days through September 30, 2016. Using the 2016 production projections during a 122 operating days WMTN should process approximately 3600 tons of ore. This is an increase of production processing from averaging 14.46 tons per day in 2015 to averaging 30 tons per day in 2016. Based on the 2016 mill, mine and haul projections WMTN should process approximately 3600 tons of ore through the mill; 1040 tons sitting at the mill from 2500 tons projected to be mined and hailed for processing in 2016.

Based on the average production yields for 2015 the 2016 production should produce approximately 9700 ounces of gold dore and net approximately 5600 ounces of gold bullion for 2016 from an estimated 3600 tons of material processed in the mill.

If gold maintains an average price of $1100 per ounce in 2016, gross revenue projections of $6.2 million for 2016 at Terra.

Camp Facility

The camp and mill facility function well as a summer seasonal operation. As WMTN extends the season into the spring and fall, consideration must to be taken to build a year round camp facility at Terra. In the fall there are water freeze up problems, heating problems and trying to maintain a tent camp facility in winter conditions. Which takes up time and costs away from operations, with the daily unthawing of pipes and water lines, pumps and heating 20 plus tents.

Water is critical for mill operations and in order to increase seasonal operations, a second water well at the mill and one at the camp must be constructed.

Water Well Construction

$20,000                 Second Mill Water Well

$15,000                 Camp Water Well

$35,000                 Total

Runway

In 2016 WMTN plans to complete construction of the runway to allow C-130 aircraft and DC-3, 4 and 6s to access Terra to provide lower cost fuel and deliver larger equipment for the project. In 2015 WMTN purchased a Champion 710A grader and has all the parts at Terra except the lower gear box and motor housing (2 sky van loads). All parts of the grader were flown to camp except for the last two loads and the grader is halfway reassembled and sitting at the south end of the Terra Runway. Completion of the grader project will be done once the last two components are flown out and the parts reassembled in late May and early June 2016. Once the grader is operating, work on the runway can resume. There are some additional small pieces of equipment and supplies required to finish the runway totaling under $5000 of expenditure.

Operating Cost

Based on the 2015 operating cost and daily burn rate for WMTN at the Terra Project, projections for Terra Project Operating Costs for the period May 15 through October 15, 2016 is $1,333,270.

2016 Monthly Break Down Operating Costs

May                      $97,500

June                     $210,000

July                       $359,135

August                 $359,135

September         $210,000

October              $97,500

Total                    $1,333,270

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